Exhibit No. 28(g)(3)

NEW CENTURY PORTFOLIOS
FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT, dated as of the 1st day of March, 2013 to the Custody Agreement, dated as of February 19, 2009, (the "Agreement"), is entered into by and between NEW CENTURY PORTFOLIOS, a Massachusetts business trust (the “Trust”), (the “Company”), and U.S. BANK, N.A., a national banking association (the “Custodian”)

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds of the Agreement;

WHEREAS, Article XVI, Section 16.2 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

NEW CENTURY PORTFOLIOS		U.S. BANK, N.A.

By:	/s/ Nicole M. Tremblay	By:	/s/ Michael R. McVoy

Name:	Nicole M. Tremblay, Esq.	Name:	Michael R. McVoy

Title:	President, Chief Compliance Officer	Title:	Senior Vice President

Amended Exhibit C

to the Custody Agreement with New Century Portfolios

Fund Names

Separate Series of New Century Portfolios

Name of Series
New Century Capital Portfolio
New Century Balanced Portfolio
New Century Alternative Strategies Portfolio
New Century International Portfolio

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